Exhibit 10.7

Sunstone Hotel Investors, Inc.
Restricted Stock Award Certificate

[NAME]

Grant Series	February [ ]
Total Number of Shares of Restricted Stock Granted	[ ]
Grant Date	[ ]

This Restricted Stock Award Certificate (this “Certificate”) and the attached Restricted Stock Award Agreement evidence the grant under the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (as amended from time to time, the “Plan”) to the above-named Participant of the number of shares of Restricted Stock set forth above (the “Award”).  This Certificate, together with the attached Restricted Stock Award Agreement, merely evidences such grant and does not itself constitute property of any nature or type or confer any additional rights on the Participant or any other person.  The Award is subject in all respects to the applicable terms of the Plan and the Restricted Stock Award Agreement attached hereto, which are incorporated by reference in this Certificate, and capitalized terms used and not otherwise defined in this Certificate will have the meanings ascribed to such terms in the Plan.  A copy of the Plan may be obtained at no cost by contacting the Corporate Secretary of Sunstone Hotel Investors, Inc. (the “Company”).

This Award will vest in accordance with the schedule below, provided that the Participant has not incurred a Termination of Service prior to the applicable vesting date.  Shares of Restricted Stock subject to the Award may not be transferred by the Participant prior to vesting and shall be forfeited by the Participant upon the Participant’s Termination of Service prior to vesting for any reason. Notwithstanding the foregoing or anything to the contrary contained herein or in the Plan, if and to the extent that any dividends or other distributions become payable with respect to any shares of Restricted Stock subject to this Award, as determined by the Committee in its sole discretion, the cash and/or property paid to Participant in respect of such dividend or other distribution shall be fully vested and nonforfeitable upon payment, whether or not the shares underlying such dividend or other distribution have vested.

Vesting Date	Percentage (%) of Restricted Stock Award Vested
First Vesting Date – [ ]	[ ] %
Second Vesting Date – [ ]	[ ] %
Third Vesting Date – [ ]	[ ] %

Additional Provisions:

Any tax withholding obligations relating to this Award shall be satisfied by the Company withholding Shares otherwise scheduled to vest, having a fair market value, equal to the amount of the tax to be withheld in accordance with the attached Restricted Stock Award Agreement.

If an executed copy of this Certificate is not “Accepted” by you in the EQ system (or other designated stock administrator system) on or before the specified agreement date (i.e. 30 days following the grant date above), the grant of shares of Restricted Stock hereunder shall be automatically deemed approved and accepted as of the agreement due date.

By:

Name: [NAME]